===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  Confidential, for Use of the
                                                Commission Only (as permitted
[X]  Definitive Proxy Statement                 by Rule 14a-6(e)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           THERMOSPECTRA CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                           THERMOSPECTRA CORPORATION
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

[THERMOSPECTRA LOGO APPEARS HERE]


8 East Forge Parkway
Franklin, Massachusetts 02038


                                                        April 13, 1999


Dear Stockholder:


     The enclosed Notice calls the 1999 Annual Meeting of the Stockholders of ThermoSpectra Corporation. I respectfully request that all Stockholders attend this meeting, if possible.

     Our Annual Report for the year ended January 2, 1999 is enclosed. I hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the meeting.

     Enclosed with this letter is a proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the meeting. Whether or not you are able to attend the meeting, I urge you to complete your proxy and return it to our transfer agent, American Stock Transfer & Trust Company, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the meeting, either in person or by proxy.

     I would appreciate your immediate attention to the mailing of this proxy.

                                    Yours very truly,

                                    /s/ Barry S. Howe

                                    BARRY S. HOWE
                                    President and Chief Executive Officer

[THERMOSPECTRA LOGO APPEARS HERE]


8 East Forge Parkway
Franklin, Massachusetts 02038


                                                        April 13, 1999


To the Holders of the Common Stock of
THERMOSPECTRA CORPORATION

                            NOTICE OF ANNUAL MEETING

     The 1999 Annual Meeting of the Stockholders of ThermoSpectra Corporation (the "Corporation") will be held on Thursday, May 27, 1999 at 11:00 a.m. at The Westin Hotel, 70 Third Avenue, Waltham, Massachusetts. The purpose of the meeting is to consider and take action upon the following matters:

     1.  Election of seven directors.


     2. Such other business as may properly be brought before the meeting and any adjournment thereof.


     The transfer books of the Corporation will not be closed prior to the meeting, but, pursuant to appropriate action by the board of directors, the record date for the determination of the Stockholders entitled to receive notice of and to vote at the meeting is March 30, 1999.

     The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. It is important that your shares be represented at the meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

     This Notice, the proxy and proxy statement enclosed herewith are sent to you by order of the board of directors.

                                    SANDRA L. LAMBERT
                                       Secretary

                                PROXY STATEMENT

     The enclosed proxy is solicited by the board of directors of ThermoSpectra Corporation (the "Corporation") for use at the 1999 Annual Meeting of the Stockholders to be held on Thursday, May 27, 1999 at 11:00 a.m. at the The Westin Hotel, 70 Third Avenue, Waltham, Massachusetts, and any adjournment thereof. The mailing address of the executive office of the Corporation is 8 East Forge Parkway, Franklin, Massachusetts 02038. This proxy statement and the enclosed proxy were first furnished to Stockholders of the Corporation on or about April 15, 1999.


                               VOTING PROCEDURES

     The board of directors intends to present to the meeting the election of seven directors, constituting the entire board of directors.

     The representation in person or by proxy of a majority of the outstanding shares of the common stock, $.01 par value, of the Corporation ("Common Stock") entitled to vote at the meeting is necessary to provide a quorum for the transaction of business at the meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. Votes of Stockholders of record who are present at the meeting in person or by proxy, abstentions and broker non-votes (as defined below) are counted as present or represented at the meeting for purposes of determining whether a quorum exists.

     Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted FOR the management nominees for directors and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the meeting.

     Nominees for election as directors at the meeting will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting. If you hold your shares of Common Stock through a broker, bank or other nominee, generally the nominee may only vote the Common Stock that it holds for you in accordance with your instructions. However, if it has not timely received your instructions, the nominee may vote on certain matters for which it has discretionary voting authority. If a nominee cannot vote on a particular matter because it does not have discretionary voting authority, this is a "broker non-vote" on that matter. With respect to the election of directors, broker non-votes and withholdings of authority to vote will have no effect on the outcome of the vote.

     A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the meeting by written notice to the Secretary of the Corporation received prior to the meeting, by executing and returning a later-dated proxy or by voting by ballot at the meeting.

     The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of March 30, 1999 consisted of 15,335,416 shares of Common Stock. Only Stockholders of record at the close of business on March 30, 1999 are entitled to vote at the meeting. Each share is entitled to one vote.

                                - PROPOSAL 1 -

                             ELECTION OF DIRECTORS

     Seven directors are to be elected at the meeting, each to hold office until his successor is elected and qualified or until his earlier resignation, death or removal.

Nominees For Directors

     Set forth below are the names of the persons nominated as directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the Corporation's Common Stock and of the common stock of its parent company, Thermo Instrument Systems Inc. ("Thermo Instrument"), a manufacturer of measurement and detection instruments, and Thermo Instrument's parent company, Thermo Electron Corporation ("Thermo Electron"), a provider of products and services in measurement instrumentation, biomedical devices, energy, resource recovery, and emerging technologies, is reported under the caption "Stock Ownership." All of the nominees are currently directors of the Corporation.

Joseph A. Baute           Mr. Baute, 71, has been a director of the Corporation
                          since December 1998. Mr. Baute has been a consultant to Markem Corporation, a manufacturer of marking and printing machinery, specialty inks and printing elements since 1993. Mr. Baute was the chairman and chief executive officer of Markem Corporation from 1977 and 1979, respectively, until his retirement in 1993. He is also a director of Houghton-Mifflin
                          Company, INSO Corporation and Metrika Systems
                          Corporation.

David J. Beaubien         Mr. Beaubien, 64, has been a director of the
                          Corporation since December 1998. Since 1990,
                          Mr. Beaubien has been the chairman of Yankee
                          Environmental Systems Inc., a manufacturer of solar radiation monitoring instruments. From 1967 until his retirement in 1991, Mr. Beaubien was a Senior Vice
                          President of EG&G Inc., a manufacturer of scientific instruments and manager of US government facilities.
                          He served as director of the Kidder Peabody Family of Mutual Funds from 1983 to 1995 and of Oriel
                          Instruments Corporation from 1990 to 1996.
                          Mr. Beaubien is also a director of IEC Electronics, Inc., ONIX Systems Inc. and Paine Webber Pace Mutual
                          Funds.

Robert E. Finnigan        Dr. Finnigan, 71, has been a director of the
                          Corporation since April 1997. Dr. Finnigan served in various executive roles at and was a director of Finnigan Corporation, an analytical instrument manufacturer, from 1967 to 1990, when it was acquired by Thermo Instrument. Since 1990, he has served as a consultant, from time to time, to Thermo Instrument on technology issues, and as an advisor to Hambrecht &
                          Quist's Environmental Technology Fund, a venture capital fund. He is also a director of Strategic
                          Diagnostics Inc.

Elias P. Gyftopoulos      Dr. Gyftopoulos, 71, has been a director of the
                          Corporation since its inception in August 1994. He is Professor Emeritus of the Massachusetts Institute of
                          Technology, where he was the Ford Professor of Mechanical Engineering and of Nuclear Engineering for more than 20 years prior to his retirement in 1996.
                          Dr. Gyftopoulos is also a director of Thermo
                          BioAnalysis Corporation, Thermo Cardiosystems Inc.,
                          Thermo Electron, ThermoLase Corporation, ThermoRetec
                          Corporation, Thermo Vision Corporation and Trex
                          Medical Corporation.

Barry S. Howe             Mr. Howe, 43, has been the president, chief executive
                          officer and a director of the Corporation since March
                          1998. Mr. Howe has been a vice president of Thermo
                          Instrument since 1994. In March 1999, Mr. Howe was also named interim president of Thermo Optek
                          Corporation, a majority-owned subsidiary of Thermo
                          Instrument and a manufacturer of analytical instruments that measure energy and light for purposes of materials analysis, characterization and preparation. He was chief executive officer, president and a director of Thermo BioAnalysis Corporation, a majority-owned subsidiary of Thermo Instrument that manufactures products for biochemical research, drug discovery and clinical laboratories, from February
                          1995 to March 1998. From September 1989 to December
                          1995, he served as the president of Thermo Separation
                          Products Inc. and its predecessor, a manufacturer of chromatography instruments and a subsidiary of ThermoQuest Corporation, which in turn is a majority-owned subsidiary of Thermo Instrument. Mr. Howe is also a director of Thermo Optek Corporation.

Earl R. Lewis             Mr. Lewis, 55, has been a director of the Corporation
                          since its inception in August 1994. He was the chairman of the board from June 1995 until March 1998 and was vice chairman of the board from August 1994 to June 1995. Mr. Lewis has been president and chief executive officer of Thermo Instrument since March
                          1997 and January 1998, respectively, and was chief operating officer of Thermo Instrument from January
                          1996 to January 1998. Prior to that time, he was executive vice president of Thermo Instrument from January 1996 to March 1997, senior vice president of Thermo Instrument from January 1994 to January 1996 and vice president of Thermo Instrument from March
                          1992 to January 1994. Mr. Lewis has been chief operating officer, measurement and detection, of Thermo Electron since September 1998. Prior to his appointment as chief operating officer, Mr. Lewis served as senior vice president of Thermo Electron from June 1998 to September 1998 and vice president from September 1996 to June 1998. Mr. Lewis served as chief executive officer of Thermo Optek Corporation, a majority-owned subsidiary of Thermo Instrument and a manufacturer of analytical instruments that measure energy and light for purposes of materials analysis, characterization and preparation, from its inception in August 1995 to January 1998, and served as president of its predecessor, Thermo Jarrell Ash
                          Corporation, for more than five years prior to 1995.
                          Mr. Lewis is also a director of Metrika Systems
                          Corporation, ONIX Systems Inc., SpectRx Inc., Thermo
                          BioAnalysis Corporation, Thermo Instrument, Thermo
                          Optek Corporation, ThermoQuest Corporation and Thermo
                          Vision Corporation.

Theo Melas-Kyriazi        Mr. Melas-Kyriazi, 39, has been a director of the
                          Corporation since its inception in August 1994, chairman of the board since March 1998, and chief financial officer since January 1999. Mr. Melas-
                          Kyriazi has also been vice president, corporate strategy of Thermo Electron since March 1998 and chief financial officer since January 1999, and chief financial officer of Thermo Instrument since January
                          1999. Prior to his appointment as a vice president at Thermo Electron, Mr. Melas-Kyriazi served as the
                          Corporation's president and chief executive officer from its inception until March 1998. Mr. Melas-Kyriazi was treasurer of Thermo Instrument and Thermo Electron from 1988 to August 1994. Mr. Melas-Kyriazi is also a director of ThermoRetec Corporation.


Committees of the Board of Directors and Meetings

     The board of directors has established an audit committee and a human resources committee, each consisting solely of directors who are not employees of the Corporation, of Thermo Electron or of any other companies affiliated with Thermo Electron (also referred to as "outside directors"). The present members of the audit committee are Dr. Finnigan (Chairman) and Dr. Gyftopoulos. The audit committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The present members of the human resources committee are Dr. Finnigan and Dr. Gyftopoulos (Chairman). The human resources committee reviews the performance of senior members of management, approves executive compensation and administers the Corporation's stock option and other stock-based compensation plans. The Corporation does not have a nominating committee of the board of directors. The board of directors met five times, the audit committee met twice and the human resources committee met six times during fiscal 1998. Each director attended at least 75% of all meetings of the board of directors and committees on which he served that were held during fiscal 1998, except Mr. Lewis who attended 60% of the meetings of the board of directors.

     The board of directors has also established a special committee (the "Special Committee") consisting solely of outsider directors for the purpose of evaluating the merits and negotiating the terms of the proposed transaction with Thermo Instrument pursuant to which the Corporation would be taken private, considering such alternatives as the Special Committee deems appropriate and making a recommendation to the full board of directors on whether or not to approve any such proposed transaction. See "Relationship with Affiliates."
The present members of the Special Committee are Mr. Baute and Mr. Beaubien.


Compensation of Directors


  Cash Compensation

  Outside directors receive an annual retainer of $2,000 and a fee of $1,000 per meeting for attending regular meetings of the board of directors and $500 per meeting for participating in meetings of the board of directors held by means of conference telephone and for participating in certain meetings of committees of the board of directors. Payment of directors' fees is made quarterly.
Messrs. Howe, Lewis and Melas-Kyriazi are all employees of Thermo Electron or its subsidiaries and do not receive any cash compensation from the Corporation for their services as directors. Directors are also reimbursed for out-of-pocket expenses incurred in attending such meetings.

  In addition, members of the Special Committee receive a one time retainer of $20,000 and a fee of $1,000 per day for attending regular meetings of the Special Committee and $500 per day for participating in meetings of the Special Committee held by means of conference telephone.


     Deferred Compensation Plan

     Under the Corporation's deferred compensation plan for directors (the "Deferred Compensation Plan"), a director has the right to defer receipt of his cash fees until he ceases to serve as a director, dies or retires from his principal occupation. In the event of a change of control or proposed change of control of the Corporation that is not approved by the board of directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the acquisition, without the prior approval of the board of directors, directly or indirectly, by any person of 50% or more of the outstanding Common Stock or the outstanding common stock of Thermo Instrument or 25% or more of the outstanding common stock of Thermo Electron; or
(b) the failure of the persons serving on the board of directors immediately prior to any contested election of directors or any exchange offer or tender offer for the Common Stock or the common stock of Thermo Instrument or Thermo Electron to constitute a majority of the board of directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of the Corporation's Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 25,000 shares of Common Stock has been reserved for issuance under the Deferred Compensation Plan. As of January 2, 1999, deferred units equal to approximately 125 shares of Common Stock were accumulated under the Deferred Compensation Plan.


     Directors Stock Option Plan

     The Corporation's directors stock option plan (the "Directors Plan") provides for the grant of stock options to purchase shares of Common Stock to outside directors as additional compensation for their service as directors. The Directors Plan provides for the grant of stock options upon a director's initial appointment and, beginning in 1999, the annual award of options to purchase 1,000 shares. A total of 100,000 shares of Common Stock has been reserved for issuance under the Directors Plan.

     Under the Directors Plan, each new outside director who joined the board of directors during 1994 was granted an option to purchase 20,000 shares of Common Stock. The size of awards to new outside directors appointed to the board of directors after 1994 was reduced by 5,000 shares in each subsequent year until 1998. Outside directors who join the board of directors in or after 1998 would not receive an option grant upon their appointment or election to the board of directors, but would be eligible to participate in the annual option awards described below. Options evidencing initial grants to directors are exercisable six months after the date of grant. The shares acquired upon exercise are subject to restrictions on transfer and the right of the Corporation to repurchase such shares at the exercise price in the event the director ceases to serve as a director of the Corporation or any other Thermo Electron company. The restrictions and repurchase rights lapse or are deemed to have lapsed in equal annual installments of 5,000 shares per year, starting with the first anniversary of the grant date, provided the director has continuously served as a director of the Corporation or any other Thermo Electron company since the grant date. These options expire on the fifth anniversary of the grant date, unless the director dies or otherwise ceases to serve as a director of the Corporation or any other Thermo Electron company prior to that date.

     Outside directors will also receive an annual grant of options to purchase 1,000 shares of Common Stock, commencing with the 1999 Annual Meeting of the Stockholders. The annual grant will be made at the close of business on the date of each Annual Meeting of the Stockholders of the Corporation to each outside director then holding office. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option on the third anniversary of the grant date. Shares acquired upon exercise of the options would be subject to repurchase by the Corporation at the exercise price if the recipient ceased to serve as a director of the Corporation or any other Thermo Electron company prior to the first anniversary of the grant date.

     The exercise price for options granted under the Directors Plan is the average of the closing prices of the Common Stock as reported on the American Stock Exchange (or other principal market on which the Common Stock is then traded) for the five trading days immediately preceding and including the date of grant, or, if the shares are not then traded, at the last price per share paid by third parties in an arms-length transaction prior to the option grant. As of January 31, 1999, options to purchase 30,000 shares of Common Stock were outstanding under the Directors Plan, options to purchase 20,000 shares had lapsed, no options to purchase shares had been exercised, and options to purchase 70,000 shares were available for future grant.


Stock Ownership Policies for Directors

     The human resources committee of the board of directors (the "Committee")
has established a stock holding policy for directors.   The stock holding policy
requires each director to hold a minimum of 1,000 shares of Common Stock. Directors are requested to achieve this ownership within a three-year period. The chief executive officer of the Corporation is required to comply with a separate stock holding policy established by the Committee, which is described in "Committee Report on Executive Compensation - Stock Ownership Policies."

     In addition, the Committee has a policy requiring directors to hold shares of Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option. This policy is also applicable to executive officers and is described in "Committee Report on Executive Compensation - Stock Ownership Policies."


                                STOCK OWNERSHIP

     The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermo Instrument, the Corporation's parent company, and of Thermo Electron, Thermo Instrument's parent company, as of January 31, 1999, with respect to (i) each director (ii) each executive officer named in the summary compensation table set forth below under the heading "Executive Compensation" (the "named executive officers") and (iii) all directors and current executive officers as a group. In addition, the following table sets forth the beneficial ownership of Common Stock, as of January 31, 1999, with respect to each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock.

     While certain directors and executive officers of the Corporation are also directors and executive officers of Thermo Electron or its subsidiaries other than the Corporation, all such persons disclaim beneficial ownership of the shares of Common Stock owned by Thermo Electron.

                                   ThermoSpectra      Thermo Instrument       Thermo Electron
             Name (1)             Corporation (2)     Systems Inc. (3)        Corporation (4)
             --------             ---------------     ----------------        ---------------
Thermo Electron Corporation (5)...  14,128,870                N/A                     N/A
Joseph A. Baute...................         103                  0                       0
Christopher J. Barron.............      33,000             13,296                   1,548
David J. Beaubien.................           0                  0                       0
Robert E. Finnigan................      11,000                  0                       0
Elias P. Gyftopoulos..............      21,022             57,743                  71,856
Barry S. Howe.....................     119,010            138,389                  75,570
Earl R. Lewis.....................      55,000            338,250                 204,878
Ronald W. Lindell.................      37,000              3,000                   1,400
Richard S. Melanson...............      42,100              8,000                   4,700
Theo Melas-Kyriazi................      77,800             38,347                 325,895
  All directors and current
executive officers as a group
(11 persons)......................     401,035            620,389                 891,702

(1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.

(2)  Shares of Common Stock beneficially owned by Mr. Barron, Dr. Finnigan,
     Dr. Gyftopoulos, Mr. Howe, Mr. Lewis, Mr. Lindell, Mr. Melanson, Mr. Melas-Kyriazi and all directors and current executive officers as a group include 33,000, 10,000, 20,000, 104,000, 50,000, 37,000, 37,100, 64,200 and 360,300
     shares, respectively, that such person or group had the right to acquire within 60 days of January 31, 1999, through the exercise of stock options. Shares beneficially owned by Mr. Baute, Dr. Gyftopoulos and all directors and current executive officers as a group include 103, 22 and 125 shares, respectively, allocated through January 2, 1999, to their respective accounts under the Deferred Compensation Plan. Shares beneficially owned by Dr. Finnigan include 1,000 shares held in a trust of which he and his spouse are the trustees. No director or named executive officer beneficially owned more than 1% of the Common Stock outstanding as of January 31, 1999; all directors and current executive officers as a group beneficially owned 2.61% of the Common Stock outstanding as of such date.

(3) Shares of the common stock of Thermo Instrument beneficially owned by Mr. Barron, Dr. Gyftopoulos, Mr. Howe, Mr. Lewis, Mr. Lindell, Mr. Melanson, Mr. Melas-Kyriazi and all directors and current executive officers as a group include 12,838, 12,648, 113,750, 322,085, 3,000, 8,000,
     36,326 and 527,397 shares, respectively, that such person or group had the right to acquire within 60 days of January 31, 1999, through the exercise of stock options. Shares of the common stock of Thermo Instrument beneficially owned by Mr. Melas-Kyriazi and all directors and current executive officers as a group include 468 and 963 shares, respectively, allocated through January 31, 1999, to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan (the "ESOP"), of which the trustees, who have investment power over its assets, are executive officers of Thermo Electron. Shares beneficially owned by Mr. Lewis include 2,987 shares held by his spouse. Shares beneficially owned by Mr. Howe include 374 shares held by him in custodial accounts for the benefit of two minor children. No director or named executive officer beneficially owned more than 1% of the common stock of Thermo Instrument outstanding as of January 31, 1999; all directors and current executive officers as a group did not beneficially own more than 1% of the common stock of Thermo Instrument outstanding as of such date.

(4) Shares of the common stock of Thermo Electron beneficially owned by Mr. Barron, Dr. Gyftopoulos, Mr. Howe, Mr. Lewis, Mr. Lindell,
     Mr. Melanson, Mr. Melas-Kyriazi and all directors and current executive officers as a group include 1,400, 9,125, 69,787, 202,350, 1,400, 4,700,
     289,835 and 751,534 shares,
     respectively, that such person or group had the right to acquire within 60 days of January 31, 1999, through the exercise of stock options. Shares of the common stock of Thermo Electron beneficially owned by Mr. Melas-Kyriazi and all directors and current executive officers as a group include 1,071 and 2,497 shares, respectively, allocated through January 31, 1999, to accounts maintained pursuant to the ESOP. Shares beneficially owned by Dr. Gyfotpoulos and all the directors and current executive officer as a group include 152 shares allocated through January 2, 1999 to Dr. Gyftopoulos' account maintained pursuant to Thermo Electron's deferred compensation plan for directors. No director or named executive officer beneficially owned more than 1% of the common stock of Thermo Electron outstanding as of January 31, 1999; all directors and current executive officers as a group did not beneficially own more than 1% of the common stock of Thermo Electron outstanding as of such date.

(5) As of January 31, 1999, Thermo Electron, primarily through its majority-owned subsidiary Thermo Instrument, beneficially owned approximately 92.18% of the outstanding Common Stock. Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts 02454-9046. As of January 31, 1999, Thermo Electron had the power to elect all of the members of the Corporation's board of directors.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Corporation's directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermo Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during 1998, except in the following instances: Thermo Electron filed six Form 4s late, reporting a total of 74 transactions, including 71 open market purchases of Common Stock and three transactions associated with the grant and lapse of options to purchase Common Stock granted to employees under its stock option program.


                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table summarizes compensation during the last three fiscal years for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's current chief executive officer, former chief executive officer and its other most highly compensated executive officers. These executive officers are collectively referred to herein as the "named executive officers." No other executive officer of the Corporation met the definition of "highly compensated" within the meaning of the Securities and Exchange Commission's executive compensation disclosure rules.

     The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under the Corporate Services Agreement between the Corporation and Thermo Electron. See "Relationship with Affiliates." Accordingly, the compensation for these individuals is not reported in the following table.

                          Summary Compensation Table
--------------------------------------------------------------------------------

                                                                            Long Term
                                                                          Compensation
                                                                      ----------------------
                                        Annual Compensation            Securities Underlying
        Name and               Fiscal  --------------------           Options (No. of Shares              All Other
   Principal Position           Year   Salary         Bonus               and Company) (1)              Compensation (2)
   ------------------           ----   ------         -----           ----------------------           -----------------
Barry S. Howe (3)               1998   $124,688       $75,000              100,000(THS)                    $ 9,083 (4)
   President and Chief                                                       1,100(TMO)
   Executive Officer                                                         7,500(MKA)
                                                                             7,500(ONX)
                                                                             4,000(RGI)
                                                                             2,000(TDX)
                                                                             1,000(TISI)
                                                                            20,000(THI)
                                                                             2,000(TRIL)
                                                                             7,500(VIZ)
                                                                             2,000(TRCC)
---------------------------------------------------------------------------------------------------------------------------
Richard S. Melanson (5)         1998   $150,000       $55,000                2,100(THS)                    $   563
   Senior Vice President                                                     2,200(TMO)
                                                                             3,000(THI)
                                1997   $ 25,000       $     0               35,000(THS)                    $     0
                                                                             2,500(TMO)
                                                                             5,000(THI)
---------------------------------------------------------------------------------------------------------------------------
Ronald W. Lindell               1998   $130,000       $36,500                7,000(THS)                    $13,651 (6)
  Vice President                                                             1,400(TMO)
                                                                             3,000(THI)
                                1997   $120,000       $     0                   --                         $14,941 (6)
                                1996   $108,000       $28,400                6,000(TOC)                    $17,105 (6)
                                                                             4,000(TMQ)
---------------------------------------------------------------------------------------------------------------------------
Christopher J. Barron           1998   $125,000       $30,000                8,000(THS)                    $ 1,983 (7)
  Vice President                                                             1,400(TMO)
                                                                             3,000(THI)
                                1997   $120,000       $30,000                   --                         $ 1,861 (7)
                                1996   $116,883       $25,100                6,000(TOC)
                                                                             4,000(TMQ)
---------------------------------------------------------------------------------------------------------------------------

                                                                            Long Term
                                                                          Compensation
                                                                      ----------------------
                                        Annual Compensation            Securities Underlying
        Name and               Fiscal  --------------------           Options (No. of Shares              All Other
   Principal Position           Year   Salary         Bonus              and Company) (1)               Compensation (2)
   ------------------           ----   ------         -----           ----------------------           -----------------
Theo Melas-Kyriazi (8)          1998   $ 25,833       $     0                7,200(THS)                    $14,624 (9)
  Former President and                                                       4,000(RGI)
  Chief Executive Officer                                                    2,000(TDX)
                                                                             1,000(TISI)
                                                                             2,000(TRIL)
                                                                             2,000(TRCC)
                                1997   $155,000       $40,000                2,000(THS)                    $15,231 (9)
                                                                             3,300(TMO)
                                1996   $147,000       $85,000                3,900(TMO)                    $ 8,281 (9)
                                                                             4,000(TBA)
                                                                             2,000(TFG)
                                                                             2,000(TLT)
                                                                            15,000(TOC)
                                                                            10,000(TMQ)
                                                                             2,000(TSR)
                                                                             4,000(TXM)
------------------------------------------------------------------------------------------------------------------------

(1)  Options granted by the Corporation are designated in the table as "THS."
     In addition, the named executive officers also have been granted options to purchase shares of the common stock of the following Thermo Electron companies during the last three fiscal years as part of Thermo Electron's stock option program: Thermo Electron (designated in the table as TMO), Metrika Systems Corporation (designated in the table as MKA), ONIX Systems Inc. (designated in the table as ONX), The Randers Killam Group Inc. (designated in the table as RGI), Thermedics Detection Inc. (designated in the table as TDX), Thermo BioAnalysis Corporation (designated in the table as TBA), Thermo Fibergen Inc. (designated in the table as TFG), Thermo Information Solutions Inc. (designated in table as TISI), Thermo Instrument (designated in the table as THI), ThermoLyte Corporation (designated in the table as TLT), Thermo Optek Corporation (designated in the table as TOC), ThermoQuest Corporation (designated in the table as TMQ), Thermo Sentron Inc. (designated in the table as TSR), Thermo Trilogy Corporation (designated in the table as TRIL), Thermo Vision Corporation (designated in the table as VIZ), Trex Communications Corporation (designated in the table as TRCC) and Trex Medical Corporation (designated in the table as TXM).

(2) Represents the amount of matching contributions made by the individual's employer on behalf of the named executive officers participating in the Thermo Electron 401(k) plan.

(3) Mr. Howe was appointed president and chief executive officer of the Corporation on March 11, 1998. Prior to his appointment, Mr. Howe served as president and chief executive officer of Thermo BioAnalysis Corporation, a majority-owned subsidiary of Thermo Instrument. The annual compensation reported for fiscal 1998 represents the amount of Mr. Howe's annual compensation (salary and bonus) paid by the Corporation as compensation in his capacity as the Corporation's president and chief executive officer. For fiscal 1998, approximately 79% of Mr. Howe's salary and all of his bonus earned in all capacities throughout the Thermo Electron organization was paid by the Corporation for his services as chief executive officer. For fiscal 1998, all options to purchase common stock of Thermo Electron and its subsidiaries granted to Mr. Howe in all capacities within the Thermo Electron organization have been included under "Long Term Compensation." Prior to fiscal 1998, Mr. Howe was granted options to purchase shares of the common stock of Thermo Electron and certain of its subsidiaries other than the

     Corporation by Thermo Electron and certain of its subsidiaries. These options are not reported in this table as they were granted as compensation for service to other Thermo Electron companies in capacities other than in his capacity as the president and chief executive officer of the Corporation.

(4) In addition to the matching contribution referred to in footnote (2), such amount includes $5,483 of compensation attributable in 1998 to an interest-free loan provided to Mr. Howe pursuant to the Corporation's stock holding assistance plan. See "Relationship with Affiliates-Stock Holding Assistance Plan."

(5) Mr. Melanson was appointed senior vice president on October 31, 1997. The salary reported for fiscal 1997 represents the amount paid from the commencement of his employment through January 3, 1998.

(6) The amount of $8,082 out of the $13,651 and $9,579 out of the $14,941 reported for 1998 and 1997, respectively, and the full amount reported for 1996 represent payments made to Mr. Lindell as part of a relocation package that included relocation expenses and a housing differential.

(7) Represents the amount of matching contributions made by the individual's employer on behalf of the named executive officer participating in the Nicolet Instrument Technologies 401(k) plan.

(8) Mr. Melas-Kyriazi served as president and chief executive officer of the Corporation from August 10, 1994 to March 11, 1998. Prior to August 1994, he served as treasurer of Thermo Electron and its subsidiaries. Mr. Melas-Kyriazi was granted options to purchase shares of the common stock of Thermo Electron and certain of its subsidiaries other than the Corporation from time to time by Thermo Electron and certain of its subsidiaries prior to his appointment as the Corporation's chief executive officer. These options are not reported in this table as they were granted as compensation for service to other Thermo Electron companies in capacities other than in his capacity as the president and chief executive officer of the Corporation. Mr. Melas-Kyriazi resigned as president and chief executive officer of the Corporation on March 11, 1998 to accept a position with Thermo Electron as its vice president, corporate strategy, and was succeeded in the position of president and chief executive officer by Mr. Barry S. Howe.

(9) In addition to the matching contribution referred to in footnote (2), such amounts include $7,424, $8,106 and $1,531 of compensation attributable in 1998, 1997 and 1996, respectively, to an interest-free loan provided to Mr. Melas-Kyriazi pursuant to the Corporation's stock holding assistance plan. See "Relationship with Affiliates - Stock Holding Assistance Plan."

Stock Options Granted During Fiscal 1998

     The following table sets forth information concerning individual grants of stock options made during fiscal 1998 to the Corporation's named executive officers. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1998.

                         Option Grants in Fiscal 1998
--------------------------------------------------------------------------------

                                               Percent of                           Potential Realizable
                             Number of            Total                                Value at Assumed
                             Securities          Options                             Annual Rates of Stock
                             Underlying         Granted to    Exercise              Price Appreciation for
                              Options           Employees      Price                    Option Term (2)
                            Granted and            in           Per     Expiration      ---------------
Name                        Company (1)        Fiscal Year     Share       Date         5%          10%
----                        -----------        -----------     -----       ----         --          ---
Barry S. Howe (3)        100,000  (THS)         27.17%          $10.68    05/20/10   $850,000   $2,284,000
                           1,100  (TMO)          0.03%   (4)    $34.50    06/02/03   $ 10,483   $   23,166
                           7,500  (MKA) (5)      3.56%   (4)    $15.86    03/10/10   $ 94,650   $  254,400
                           7,500  (ONX) (5)      0.86%   (4)    $14.25    03/10/10   $ 85,050   $  228,525
                           4,000  (RGI)          0.75%   (4)    $ 4.00    01/21/05   $  6,520   $   15,160
                           2,000  (TDX)          0.22%   (4)    $ 9.56    01/21/05   $  7,780   $   18,140
                           1,000  (TISI)         1.67%   (4)    $10.00    01/21/08   $  6,290   $   15,940
                          20,000  (THI)          2.90%   (4)    $13.54    09/25/03   $ 74,800   $  165,400
                           2,000  (TRIL)         1.11%   (4)    $ 8.25    01/21/08   $ 10,380   $   26,300
                           7,500  (VIZ) (5)       1.8%   (4)    $ 7.15    03/10/10   $ 42,675   $  114,675
                           2,000  (TRCC)         0.16%   (4)    $ 4.00    01/21/08   $  5,040   $   12,740
----------------------------------------------------------------------------------------------------------
Richard S. Melanson        2,100  (THS)          0.59%          $10.13    09/25/03   $  5,880   $   12,978
                           2,200  (TMO)          0.07%   (4)    $16.20    09/23/03   $  9,856   $   21,758
                           3,000  (THI)          0.40%   (4)    $13.54    09/25/03   $ 11,220   $   24,810
----------------------------------------------------------------------------------------------------------
Ronald W. Lindell          6,000  (THS)          1.67%          $10.68    05/20/05   $ 26,100   $   60,780
                           1,000  (THS)          0.28%          $10.13    09/25/03   $  2,800   $    6,180
                           1,400  (TMO)          0.04%   (4)    $16.20    09/23/03   $  6,272   $   13,846
                           3,000  (THI)          0.40%   (4)    $13.54    09/25/03   $ 11,220   $   24,810
----------------------------------------------------------------------------------------------------------
Christopher J. Barron      7,000  (THS)          1.95%          $10.68    05/20/05   $ 30,450   $   70,910
                           1,000  (THS)          0.28%          $10.13    09/25/03   $  2,800   $    6,180
                           1,400  (TMO)          0.04%   (4)    $16.20    09/23/03   $  6,272   $   13,846
                           3,000  (THI)          0.40%   (4)    $13.54    09/25/03   $ 11,220   $   24,810
----------------------------------------------------------------------------------------------------------
Theo Melas-Kyriazi         7,200  (THS)          2.01%          $10.00    03/11/03   $ 19,872   $   43,992
                           4,000  (RGI)          0.75%   (4)    $ 4.00    01/21/05   $  6,520   $   15,160
                           2,000  (TDX)          0.22%   (4)    $ 9.56    01/21/05   $  7,780   $   18,140
                           1,000  (TISI)         1.67%   (4)    $10.00    01/21/08   $  6,290   $   15,940
                           2,000  (TRIL)         1.11%   (4)    $ 8.25    01/21/08   $ 10,380   $   26,300
                           2,000  (TRCC)          0.2%   (4)    $ 4.00    01/21/08   $  5,040   $   12,740
----------------------------------------------------------------------------------------------------------

(1) All of the options granted during the fiscal year are immediately exercisable as of the end of the fiscal year, except options to purchase the common stock of Thermo Information Solutions Inc., ThermoLyte Corporation, Thermo Trilogy Corporation and Trex Communications Corporation, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Exchange Act or (ii) nine years after the grant date. In all cases, the shares acquired upon exercise are subject to repurchase by the granting company at the exercise price if the optionee ceases to be employed by, or serve as a director of, such company or any other Thermo Electron company. The granting company may exercise its repurchase rights within six months after the termination of the optionee's employment or the cessation of directorship, as the case may be. For publicly-traded companies, repurchase rights generally lapse ratably over a one- to ten-year period, depending on the option term, which may vary from five to twelve years, provided that the optionee continues to be employed by or serve as a director of the granting company or any other Thermo Electron company. For companies that are not publicly-traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. The granting company may permit the holder of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation. Please see footnote (1) on page 9 for the company abbreviations used in this table.

(2) The amounts shown in this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock of the applicable corporation, the optionee's continued employment or service as a director through the option period and the date on which the options are exercised.

(3) In 1998, Mr. Howe was granted options to purchase common stock of Thermo Electron and certain of its subsidiaries other than the Corporation as compensation for services to other Thermo Electron companies in capacities other than in his capacity as president and chief executive officer of the Corporation.

(4) These options were granted under stock option plans maintained by Thermo Electron companies other than the Corporation and, accordingly, are reported as a percentage of total options granted to employees of that company.

(5) Options to purchase 7,500 shares of common stock of Metrika Systems Corporation, 7,500 shares of common stock of ONIX Systems Inc. and 7,500 shares of common stock of Thermo Vision Corporation granted to Mr. Howe, are subject to the same terms as described in footnote (1) above, except that the repurchase rights are deemed to lapse 20% per year commencing on the fifth anniversary of the grant date.

Stock Options Exercised During Fiscal 1998 and Fiscal Year-End Option Values

     The following table reports certain information regarding stock option exercises during fiscal 1998 and outstanding stock options held at the end of fiscal 1998 by the Corporation's named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1998.

                  Aggregated Option Exercises In Fiscal 1998
                    And Fiscal 1998 Year-End Option Values
--------------------------------------------------------------------------------

                                                                  Number of Securities         Value of
                                                                       Underlying             Unexercised
                                                                       Unexercised           In-the-Money
                                                                    Options at Fiscal      Options at Fiscal
                                         Shares                         Year-End              Year-End
                                       Acquired on     Value          (Exercisable/         (Exercisable/
          Name            Company (2)   Exercise    Realized (1)   Unexercisable) (2)       Unexercisable)
          ----            -----------   --------    ------------   ------------------       --------------
Barry S. Howe (3)           (THS)          --           --           100,000/0                 $69,500/--
                            (TMO)          --           --             1,100/0                 $     0/--
                            (THI)          --           --            20,000/0                 $27,960/--
                            (MKA)          --           --             7,500/0 (4)             $     0/--
                            (ONX)          --           --             7,500/0 (4)             $     0/--
                            (RGI)          --           --             4,000/0                 $     0/--
                            (TDX)          --           --             2,000/0                 $     0/--
                            (TISI)         --           --                 0/1,000                  --/$0 (5)
                            (TRIL)         --           --                 0/2,000                  --/$0 (5)
                            (VIZ)          --           --             7,500/0 (4)             $     0/--
                            (TRCC)         --           --                 0/2,000                  --/$0 (5)
-------------------------------------------------------------------------------------------------------------
Richard S. Melanson         (THS)          --           --            37,100/0                 $67,190/--
                            (TMO)          --           --             4,700/0                 $ 1,074/--
                            (THI)          --           --             8,000/0                 $ 4,194/--
-------------------------------------------------------------------------------------------------------------
Ronald W. Lindell           (THS)          --           --            37,000/0                 $46,665/--
                            (TMO)          --           --             1,400/0                 $   683/--
                            (THI)          --           --             3,000/0                 $ 4,194/--
                            (TOC)          --           --             6,000/0                 $     0/--
                            (TMQ)          --           --             4,000/0                 $ 1,252/--
-------------------------------------------------------------------------------------------------------------
Christopher J. Barron       (THS)          --           --            33,000/0                 $40,485/--
                            (TMO)          --           --             1,400/0                 $   683/--
                            (THI)          --           --            12,838/0                 $22,735/--
                            (TOC)          --           --             6,000/0                 $     0/--
                            (TMQ)          --           --             4,000/0                 $ 1,252/--
-------------------------------------------------------------------------------------------------------------
Theo Melas-Kyriazi  (6)     (THS)          --           --            64,200/0                 $85,525/--
                            (TMO)          --           --            29,700/0 (7)             $     0/--
                            (RGI)          --           --             4,000/0                 $     0/--
                            (TDX)          --           --             2,000/0                 $     0/--
                            (TBA)          --           --             4,000/0                 $10,752/--
                            (TFG)          --           --             2,000/0                 $     0/--
                            (TISI)         --           --                 0/1,000                  --/$0 (5)
                            (TLT)          --           --                 0/2,000                  --/$0 (5)
                            (TOC)          --           --            15,000/0                 $     0/--
                            (TMQ)          --           --            10,000/0                 $ 3,130/--
                            (TSR)          --           --             2,000/0                 $     0/--
                            (TRIL)         --           --                 0/2,000                  --/$0 (5)
                            (TRCC)         --           --                 0/2,000                  --/$0 (5)
                            (TXM)          --           --             4,000/0                 $     0/--
-------------------------------------------------------------------------------------------------------------

(1) Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

(2) All of the options reported outstanding at the end of the fiscal year were immediately exercisable as of the fiscal year-end, except options to purchase the common stock of Thermo Information Solutions Inc., Thermo Trilogy Corporation, Trex Communications Corporation and ThermoLyte Corporation, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Exchange Act or (ii) nine years after the grant date. In all cases, the shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting company at the exercise price if the optionee ceases to be employed by, or serve as a director of, such corporation or any other Thermo Electron company. The granting company may exercise its repurchase rights within six months after the termination of the optionee's employment or the cessation of directorship, as the case may be. For publicly-traded companies, the repurchase rights generally lapse ratably over a one- to ten-year period, depending on the option term, which may vary from five to twelve years, provided that the optionee continues to be employed by or serve as a director of the Corporation or another Thermo Electron company. For companies that are not publicly-traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. Certain options have three-year terms and the repurchase rights lapse in their entirety on the second anniversary of the grant date. The granting company may permit the holder of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation. Please see footnote (1) on page 9 for the company abbreviations used in this table.

(3) Mr. Howe was appointed president and chief executive officer of the Corporation on March 11, 1998. Prior to his appointment, Mr. Howe served as president and chief executive officer of Thermo BioAnalysis Corporation, a majority-owned subsidiary of Thermo Instrument. Mr. Howe holds other unexercised options to purchase common stock of Thermo Electron and its subsidiaries other than the Corporation, which were granted prior to his appointment as president and chief executive officer of the Corporation. These options are not reported here as they were granted as compensation for service to other Thermo Electron companies in capacities other than in his capacity as chief executive officer of the Corporation.

(4) Options to purchase 7,500 shares of common stock of Metrika Systems Corporation, 7,500 shares of common stock of ONIX Systems Inc. and 7,500 shares of common stock of Thermo Vision Corporation granted to Mr. Howe, are subject to the same terms as described in footnote (2) above, except that the repurchase rights are deemed to lapse 20% per year commencing on the fifth anniversary of the grant date.

(5) No public market existed for the shares underlying these options as of January 2, 1999. Accordingly, no value in excess of the exercise price has been attributed to these options.

(6) Mr. Melas-Kyriazi served as president and chief executive officer of the Corporation from August 10, 1994 to March 11, 1998. Prior to August 1994, he served as treasurer of Thermo Electron and its subsidiaries. Mr. Melas-Kyriazi holds other unexercised options to purchase common stock of Thermo Electron and its subsidiaries other than the Corporation, which were granted before or after his appointment as the Corporation's president and chief executive officer of the Corporation. These options are not reported here as they were granted as compensation for service to other Thermo Electron companies in capacities other than in his capacity as chief executive officer of the Corporation.

(7) Options to purchase 22,500 shares of the common stock of Thermo Electron granted to Mr. Melas-Kyriazi, are subject to the same terms as described in footnote (2), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In the event of his death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting corporation shall be deemed to have lapsed ratably over a five-year period, commencing with the fifth anniversary of the grant date.

Executive Retention Agreements

     Thermo Electron has entered into agreements with certain executive officers and key employees of Thermo Electron and its subsidiaries that provide severance benefits if there is a change in control of Thermo Electron and their employment is terminated by Thermo Electron "without cause" or by the individual for "good reason", as those terms are defined therein, within 18 months thereafter. For purposes of these agreements, a change in control exists upon (i) the acquisition by any person of 40% or more of the outstanding common stock or voting securities of Thermo Electron; (ii) the failure of the Thermo Electron board of directors to include a majority of directors who are "continuing directors", which term is defined to include directors who were members of Thermo Electron's board on the date of the agreement or who subsequent to the date of the agreement were nominated or elected by a majority of directors who were "continuing directors" at the time of such nomination or election; (iii) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving Thermo Electron or the sale or other disposition of all or substantially all of the assets of Thermo Electron unless immediately after such transaction (a) all holders of Thermo Electron common stock immediately prior to such transaction own more than 60% of the outstanding voting securities of the resulting or acquiring corporation in substantially the same proportions as their ownership immediately prior to such transaction and (b) no person after the transaction owns 40% or more of the outstanding voting securities of the resulting or acquiring corporation; or (iv) approval by stockholders of a complete liquidation or dissolution of Thermo Electron.

     In 1998, Thermo Electron authorized an executive retention agreement with Mr. Howe. This agreement provides that in the event Mr. Howe's employment is terminated under the circumstances described above, he would be entitled to a lump sum payment equal to the sum of (a) one times his highest annual base salary in any 12 month period during the prior five-year period, plus (b) one times his highest annual bonus in any 12 month period during the prior five-year period. In addition, Mr. Howe would be provided benefits for a period of one year after such termination substantially equivalent to the benefits package he would have been otherwise entitled to receive if he was not terminated.
Further, all repurchase rights of Thermo Electron and its subsidiaries shall lapse in their entirety with respect to all options that he holds in Thermo Electron and its subsidiaries, including the Corporation, as of the date of the change in control. Finally, Mr. Howe would be entitled to a cash payment equal to $15,000, to be used toward outplacement services.

     Assuming that the severance benefits would have been payable as of January 1, 1999, the lump sum salary and bonus payment under such agreement to Mr. Howe would have been approximately $280,000. In the event that payments under these agreements are deemed to be so called "excess parachute payments" under the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), Mr. Howe would be entitled to receive a gross-up payment equal to the amount of any excise tax payable by him with respect to such payment, plus the amount of all other additional taxes imposed on him attributable to the receipt of such gross-up payment.

                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

     Decisions on compensation for the Corporation's executive officers are made by the human resources committee of the board of directors (the "Committee"). The Committee follows guidelines established by the human resources committee of the board of directors of its ultimate parent company, Thermo Electron. The compensation policies followed by the Committee are designed to reward and motivate executives in achieving long-term value for Stockholders and other business objectives, to attract and retain dedicated, talented individuals to accomplish the Corporation's objectives, to recognize individual contributions as well as the performance of the Corporation and its subsidiaries, and to encourage stock ownership by executives through stock-based compensation and stock retention programs in order to link executive and Stockholder interests.

     The Committee evaluates the competitiveness of its compensation practices through the use of market surveys and competitive analyses prepared by its outside compensation consultants and by participating in annual compensation surveys, primarily "Project 777", an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The majority of firms represented in the Project 777 survey are included in the Standard & Poor's 500 Index but do not necessarily correspond to the companies included in the Corporation's peer group index, the Dow Jones Total Return Index for the Diversified Technology Industry Group. Internal fairness of compensation within the organization is also an important element of the Committee's compensation philosophy. Compensation of executives is evaluated by comparing it to the compensation of other executives within the Thermo Electron organization who have responsibility to manage businesses of comparable size and complexity.

     The compensation program of the Corporation consists of annual cash compensation and long-term incentive compensation. Annual cash compensation is composed of base salary and performance-based incentive compensation, which is reviewed and determined annually. Long-term incentive compensation is in the form of stock-based compensation such as stock options and restricted stock awards. The process for determining the components of executive compensation for the executive officers is described below.

Components of Executive Compensation

     Annual Cash Compensation

     Annual cash compensation consists of base salary and performance-based incentive compensation. The cash incentive compensation paid to an executive varies from year to year based on the performance of the Corporation and the executive.

     The Committee assesses the competitiveness of annual cash compensation by establishing for each executive position at the beginning of each fiscal year a salary and reference incentive compensation for the position that together are intended to approximate the mid-point of competitive total annual cash compensation for organizations that are of comparable size and complexity as the Corporation.

     Base Salary. Generally, executive salaries are adjusted gradually over time to reflect competitive salary levels or other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation. The Committee may also adjust individual salaries to reflect the assumption of increased responsibilities. The salary increases in fiscal 1998 for the named executive officers generally reflect this practice of gradual adjustment and moderation.

     Performance-based Incentive Compensation. The amount of incentive compensation actually earned by an executive from year to year varies with the performance of the Corporation and the executive. The Committee evaluates performance (1) by formula using financial measures of profitability and contribution to Stockholder value and (2) by subjectively evaluating the executive's contribution to the achievement of the Corporation's long-term objectives. In fiscal 1998, the formula used by the Committee measured return on net assets, return on sales, earnings improvement over a three-year period for the Corporation and, to a lesser extent, the Corporation's parent companies, and three-year growth in earnings per share for the same companies. The financial measures are not financial targets that are met, not met or exceeded, but assess the financial performance relative to the financial performance of comparable companies and are designed to penalize below-average performance and reward above-average performance. The relative weighting of the financial measures and subjective evaluation varies depending on the executive's role and responsibilities within the organization.

     The incentive compensation awarded to the named executive officers (other than the chief executive officer which is discussed below under "1998 CEO Compensation") for fiscal 1998 reflected the financial performance of the businesses of the Corporation for which the officers were responsible and, to a lesser extent, the Corporation as a whole.

     Long-term Incentive Compensation

     The primary goal of the Corporation and its parent companies is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of stock-based compensation in shares of Common Stock and common stock of other Thermo Electron companies.

     The Committee and management believe that awards of stock-based compensation in both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of stock-based compensation to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock-based compensation also results in management's compensation being closely linked to stock performance. In addition, because the employee's rights in stock-based compensation vest over periods of varying durations and are subject to forfeiture if the employee leaves the Corporation prematurely, stock-based compensation is an incentive for key employees to remain with the Corporation long-term. The Committee believes stock-based compensation awards in its parent companies, Thermo Electron and Thermo Instrument, and the other majority-owned subsidiaries of Thermo Electron and Thermo Instrument, are an important tool in providing incentives for performance within the entire organization.

     In determining awards, the Committee considers for each executive officer the annual value of stock-based compensation in the Corporation and other companies within the Thermo Electron organization that vest in the next year and compares the individual's total compensation using this value to competitive data. The Committee uses a modified Black-Scholes option pricing model to determine the value of an award. In addition, the Committee considers the aggregate amount of outstanding awards granted to all employees to monitor the number of outstanding awards under the Corporation's stock-based compensation programs. In determining the appropriate number of outstanding awards, the Committee considers such factors as the size of the company, its stage of development, and its growth strategy, as well as the aggregate awards and compensation practices of comparable companies.

     The Committee periodically awards stock-based compensation in the form of stock options or restricted stock based on an assessment of the total compensation of the executive, the actual and anticipated contributions of the executive (which includes a subjective assessment by the Committee of the executive's future potential within the organization), as well as the value of previously awarded stock-based compensation, as described above. Such stock-based compensation awards were made to the named executive officers in 1998.


Stock Ownership Policies

     The Corporation's compensation program is also designed to encourage executives to own shares of the Corporation's Common Stock. The Committee believes that encouraging executives to own and retain stock acquired through its stock-based compensation program or otherwise provides additional incentive for executive officers to follow strategies designed to maximize long-term value to Stockholders.

     The Committee established a stock holding policy for executive officers of the Corporation that required executive officers to own a multiple of their compensation in shares of Common Stock. For the chief executive officer, the multiple is one times his base salary and reference incentive compensation for the fiscal year. For all other officers, the multiple was one times the officer's base salary. The Committee deemed it appropriate to permit officers to achieve these ownership levels over a three-year period. The policy has been amended to apply only to the chief executive officer.

     In order to assist executive officers in complying with the policy, the Committee also adopted a stock holding assistance plan under which the Corporation is authorized to make interest-free loans to executive officers to enable them to purchase shares of Common Stock in the open market. This plan was also amended to apply only to the chief executive officer. The loans are required to be repaid upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise determined by the Committee. In 1996, Mr. Theo Melas-Kyriazi, then the Corporation's chief executive officer, received loans in the aggregate principal amount of $164,831 under this plan, of which amount $131,865 was outstanding as of January 31, 1999. In 1998, Mr. Barry S. Howe, Mr. Melas-Kyriazi's successor as chief executive officer of the Corporation, received a loan in the principal amount of $141,992, the entire amount of which was outstanding as of January 31, 1999. See "Relationship with Affiliates - Stock Holding Assistance Plan."

     The Committee also has a policy requiring its executive officers to hold shares of Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option.

Policy on Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code limits the tax deduction available to public companies for annual compensation paid to executive officers in excess of $1 million unless the compensation qualifies as "performance-based" or is otherwise exempt under Section 162(m). The Committee considers the potential effect of

Section 162(m) in designing its compensation program, but reserves the right to use its independent judgment to approve nondeductible compensation, while taking into account the financial effects such action may have on the Corporation. From time to time, the Committee reexamines the Corporation's compensation practices and the potential effect of Section 162(m).

1998 CEO Compensation

     Mr. Howe was appointed chief executive officer of the Corporation in March 1998. The compensation of Mr. Howe is established using the same criteria as described above for all executive officers. The Committee approved the salary for Mr. Howe for fiscal 1998 that had been set by his predecessor employer, Thermo BioAnalysis Corporation. This salary reflected the practice of gradual adjustment followed by the Thermo Electron companies, taking into account the factors described above under "Components of Executive Compensation - Annual Cash Compensation - Base Salary." In determining Mr. Howe's performance-based incentive compensation for fiscal 1998, the Committee considered the financial performance of the Corporation and, to a lesser extent, its parent company, Thermo Instrument, using the measures described above for all executive officers under "Components of Executive Compensation Annual Cash Compensation Performance-based Incentive Compensation." The Committee's subjective evaluation of Mr. Howe's performance considered, among other things, his effectiveness in furthering the Corporation's business and financial objectives.

     Awards to Mr. Howe of stock-based compensation in Common Stock are reviewed and determined periodically by the Committee using the criteria described above under the caption "Long-term Incentive Compensation." An award of stock options to purchase 100,000 shares of Common Stock was made by the Committee to Mr. Howe in fiscal 1998 in connection with his appointment as the Corporation's president and chief executive officer. The awards to Mr. Howe in fiscal 1998 of options to purchase 1,100 shares of the common stock of Thermo Electron, 20,000 shares of the common stock of Thermo Instrument, 7,500 shares of the common stock of Metrika Systems Corporation, 7,500 shares of the common stock of ONIX Systems Inc. and 7,500 shares of the common stock of Thermo Vision Corporation were made by the human resources committees of the board of directors of the granting companies using a methodology similar to that described for the Corporation.

     Due to Mr. Howe's position as a chief executive officer of a majority-owned subsidiary of Thermo Electron, from time to time he may receive awards to purchase shares of the common stock of majority-owned subsidiaries of Thermo Electron as part of Thermo Electron's stock option program. Awards of stock options to purchase 4,000 shares of common stock of The Randers Killam Group Inc., 2,000 shares of common stock of Thermedics Detection Inc., 1,000 shares of common stock of Thermo Information Solutions Inc., 2,000 shares of common stock of Thermo Trilogy Corporation and 2,000 shares of common stock of Trex Communications Corporation, were made to Mr. Howe under this program in fiscal 1998.

     Mr. Melas-Kyriazi served as the Corporation's chief executive officer until March 1998 when he was appointed vice president, corporate strategy of Thermo Electron. The Committee, in December 1997, approved a salary increase for Mr. Melas-Kyriazi for fiscal 1998 consistent with its policy of gradual adjustment. None of Mr. Melas-Kyriazi performance-based incentive compensation for fiscal 1998 was paid by the Corporation. The Committee awarded Mr. Melas-Kyriazi options to purchase 7,200 shares of Common Stock in fiscal 1998 using criteria similar to that used for other named executive officers and described above under the caption "Components of Executive Compensation - Long-term Incentive Compensation.

     Due to Mr. Melas-Kyriazi's position as a chief executive officer of a majority-owned subsidiary of Thermo Electron, he also received awards to purchase shares of the common stock of majority-owned subsidiaries of Thermo Electron as part of Thermo Electron's stock option program. Awards of options to purchase 4,000 shares of common stock of The Randers Killam Group Inc., 2,000 shares of common stock of Thermedics Detection Inc.,

1,000 shares of common stock of Thermo Information Solutions Inc., 2,000 shares of common stock of Thermo Trilogy Corporation and 2,000 shares of common stock of Trex Communications Corporation were made to Mr. Melas-Kyriazi under this program in fiscal 1998.

                        Elias P. Gyftopoulos (Chairman)

                               Robert E. Finnigan


                         COMPARATIVE PERFORMANCE GRAPH

     The Securities and Exchange Commission requires that the Corporation include in this proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation's Common Stock has been publicly-traded only since August 4, 1995 and, as a result, the following graph commences as of such date. The Corporation has compared its performance with the American Stock Exchange Market Value Index and the Dow Jones Total Return Index for the Diversified Technology Industry Group as of the last trading day of the Corporation's fiscal year.


          Comparison of Total Return Among ThermoSpectra Corporation,
            the American Stock Exchange Market Value Index and the
               Dow Jones Total Return Index for the Diversified
                Technology Industry Group from August 4, 1995
                             to December 31, 1998

                            [GRAPHIC APPEARS HERE]

                    08/04/95    12/31/95   12/27/96   01/02/98   12/31/98
     ------------------------------------------------------------------
     THS               100         112         85         72         80
     ------------------------------------------------------------------
     AMEX              100         105        111        135        138
     ------------------------------------------------------------------
     DJ DTC            100         108        140        159        161
     ------------------------------------------------------------------

     The total return for the Corporation's Common Stock (THS), the American Stock Exchange Market Value Index (AMEX) and the Dow Jones Total Return Index for the Diversified Technology Industry Group (DJ DTC) assumes the reinvestment of dividends, although dividends have not been declared on the Corporation's Common Stock. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange. The Corporation's Common Stock is traded on the American Stock Exchange under the ticker symbol "THS."

                          RELATIONSHIP WITH AFFILIATES

     Thermo Electron has, from time to time, caused certain subsidiaries to sell minority interests to investors, resulting in several majority-owned private and publicly-held subsidiaries. Thermo Instrument has created the Corporation as a majority-owned publicly-held subsidiary. The Corporation and such other majority-owned Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries."

     Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries, including the Corporation, have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined,
(3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

     To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group.
The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and the Thermo Subsidiaries.

     The Charter currently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. In addition, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

     As provided in the Charter, the Corporation and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including general legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and certain financial and other services to the Corporation.
The Corporation was assessed an annual fee equal to 0.8% of the Corporation's revenues for these services in fiscal 1998. The annual fee will remain at 0.8% of the Corporation's total revenues for fiscal 1999. The fee is reviewed annually and may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1998, Thermo Electron assessed the Corporation $1,528,000 in fees under the

Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Corporation. In 1998, the Corporation paid Thermo Electron an additional $67,000 for certain administrative services required by the Corporation that were not covered by the Services Agreement. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

     The Corporation has entered into a Tax Allocation Agreement with Thermo Electron that outlines the terms under which the Corporation will be included in Thermo Electron's consolidated Federal and state income tax returns. Under current law, the Corporation will be included in such tax returns so long as Thermo Electron owns at least 80% of the outstanding common stock of Thermo Instrument and Thermo Instrument and Thermo Electron collectively own at least 80% of the outstanding Common Stock of the Corporation. In years in which the Corporation has taxable income, it will pay to Thermo Electron amounts comparable to the taxes the Corporation would have paid if it had filed its own separate company tax returns. If Thermo Instrument's and Thermo Electron's equity ownership of the Corporation were to drop below 80%, the Corporation would file its own tax returns. In 1999, because Thermo Instrument's and Thermo Electron's combined equity ownership of the Corporation now exceeds 80%, the Corporation will be included in Thermo Electron's consolidated tax returns and will be assessed for amounts due to Thermo Electron in accordance with the Tax Allocation Agreement.

     From time to time, the Corporation may transact business with other companies in the Thermo Group.

     In August 1998, Thermo Electron announced a proposed reorganization involving certain of Thermo Electron's subsidiaries, including the Corporation. As part of this reorganization, Thermo Electron announced that the Corporation may be taken private. It is currently contemplated that the Corporation's public shareholders would receive cash in exchange for their shares of common stock of the Corporation. The completion of this transaction is subject to numerous conditions, including the establishment of the price; the approval of the Board of Directors of Thermo Instrument; the negotiation and execution of a definitive purchase and sale or merger agreement; the receipt of a fairness opinion from an investment banking firm that the transaction is fair to the Corporation's shareholders (other than Thermo Instrument and Thermo Electron) from a financial point of view; the approval of the Corporation's Special Committee, as well as approval by the Corporation's entire Board of Directors; and clearance by the Securities and Exchange Commission of any necessary documents regarding the proposed transaction.

     The Corporation leases certain office and manufacturing space from Thermo Optek Corporation ("Thermo Optek"). In 1998, the Corporation paid Thermo Optek $233,000 in rent under this lease. Effective January 1, 1999, the annual rent expense is $231,000. This lease is effective until December 31, 2001, but may be terminated by the Corporation upon 90 days' prior written notice to Thermo Optek.

     The Corporation also leases certain office and manufacturing space from Thermo Instrument. In 1998, the Corporation paid Thermo Instrument $667,000 in rent under this lease. This lease expires in September 2000.

     In April 1998, the Corporation sold its interest in a start-up business run by one of its divisions, Nicolet Imaging Systems, to Thermo Optek for a cash purchase price of approximately $150,000. In addition, if Thermo Optek is successful in commercializing the sale of products based on the technology of this business, Thermo Optek has agreed to pay the Corporation a 5% royalty on gross revenues from all such products sold, up to a maximum royalty payment of $600,000, though there is no obligation on Thermo Optek's part to sell any such products. The Corporation had acquired its interest in this start-up business in connection with its acquisition of IRT Corporation in September 1994. The purchase price and royalty arrangement were negotiated by representatives of management of the Corporation and Thermo Optek and reflect the value of the Corporation's investment in the business and the parties' estimate of the future potential of the business.

     Thermo Electron's Tecomet division manufactures the Corporation's precision x-y translation table pursuant to purchase orders. In 1998, the Corporation paid Tecomet $351,000 for such services. In addition, the Corporation purchases and sells products and services in the ordinary course of business with other companies affiliated with Thermo Electron. In 1998, purchases from these companies totaled $1,662,000 and sales to these companies totaled $1,215,000.

     To finance the acquisition of IRT Corporation in September 1994, the Corporation borrowed $7,300,000 from Thermo Instrument pursuant to a promissory note due September 2001. In connection with the 1996 acquisition of Kevex Instruments and Kevex X-ray, the Corporation borrowed $15,000,000 from Thermo Electron pursuant to a promissory note that was paid in August 1998. In connection with the acquisition of Park Scientific Instruments Corporation in March 1997, the Corporation borrowed $10,000,000 from Thermo Electron pursuant to a promissory note that was paid in March 1999. In connection with the acquisition of NESLAB Instruments, Inc. and its related sales and service entity, NESLAB Instruments Europa BV in the Netherlands, from Thermo Instrument in July 1997, the Corporation borrowed $45,000,000 from Thermo Electron pursuant to a promissory note due July 1999. To partially finance the acquisition of Sierra Research and Technology Inc. in July 1997, the Corporation borrowed $5,000,000 from Thermo Electron pursuant to a promissory note due July 1999. These notes bear interest at the 90-day Commercial Paper Composite Rate plus
25 basis points, set at the beginning of each quarter.

     The Corporation, along with certain other Thermo Subsidiaries, participates in a notional pool arrangement with Barclays Bank, which includes a $71,017,000 credit facility. The Corporation has access to $2,423,000 under this credit facility. Only U.K.-based Thermo Subsidiaries participate in this arrangement. Under this arrangement the Bank notionally combines the positive and negative cash balances held by the participants to calculate the net interest yield/expense for the group. The benefit derived from this arrangement is then allocated based on balances attributable to the respective participants.
Thermo Electron guarantees all of the obligations of each participant in this arrangement. As of January 2, 1999, the Corporation had a positive cash balance of approximately $1,958,000, based on an exchange rate of $1.6708/GBP 1.00 as of January 2, 1999. For 1998, the average annual interest rate earned on GBP deposits by participants in this credit arrangement was approximately 7.7225% and the average annual interest rate paid on overdrafts was approximately 7.485%.

     Until mid-December 1998, the Corporation, along with certain other Thermo Subsidiaries, participated in a notional pool arrangement with ABN AMRO, which included a $29,719,000 credit facility. The Corporation had access to $265,000 under this credit facility. Only European-based Thermo Subsidiaries participated in this arrangement. Under this arrangement the Bank notionally combined the positive and negative cash balances held by the participants to calculate the net interest yield/expense for the group. The benefit derived from this arrangement was then allocated based on balances attributable to the respective participants. Thermo Electron guaranteed all of the obligations of each participant in this arrangement. For 1998, the average annual interest rate earned on NLG deposits by participants in this credit arrangement was approximately 5.00% and the average annual interest rate paid on overdrafts was approximately 5.00%.

     As of mid-December 1998, the Corporation, along with certain other Thermo Subsidiaries, has entered into a modification of the above-described arrangement with ABN AMRO. Only European-based Thermo Subsidiaries participate in this arrangement. The new arrangement with ABN AMRO consists of a zero balance arrangement, which includes a $29,719,000 credit facility. The Corporation has access to $265,000 under this credit facility. Funds borrowed by the Corporation under this arrangement pay interest at a rate set by Thermo Finance B.V., a wholly-owned subsidiary of Thermo Electron, at the beginning of each month, based on Netherlands market rates. Funds invested by the Corporation under the arrangement earn a rate set by Thermo Finance B.V. at the beginning of each month, based on Netherlands market rates, Such invested funds are collateralized with investments principally consisting of corporate notes, U.S. government-agency securities, commercial paper, money market funds, and other marketable securities, in the amount of at least 103% of such obligation. Thermo Electron guarantees all of the obligations of each participant in this arrangement. As of January 2, 1999, the Corporation had a positive cash balance of approximately $127,000, based on an exchange rate of $0.5307/NLG 1.00. As of January 2, 1999, the average annual interest rate earned on NLG deposits by participants in this credit arrangement was approximately 3.63% and the average annual interest rate paid on overdrafts was approximately 4.5%.

     As of January 2, 1999, an additional $10,323,000 of the Corporation's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lends excess cash to

Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government agency securities, money market funds, commercial paper and other marketable securities, in the amount of at least 103% of such obligation. Thermo Electron maintains possession of the underlying securities and has the right of substitution at its discretion. The Corporation's funds subject to the repurchase agreement will be readily convertible on demand into cash by the Corporation and have an original maturity of three months or less. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

     As of January 2, 1999, the Corporation owed Thermo Electron and its other subsidiaries an aggregate of $4,528,000, excluding the promissory notes described above, for amounts due under the Services Agreement and related administrative charges, for other products and services and for miscellaneous items, net of amounts owed to the Corporation by Thermo Electron and its other subsidiaries for products, services and for miscellaneous items. The largest amount of such net indebtedness owed by the Corporation to Thermo Electron and its other subsidiaries since January 3, 1998, was $4,528,000. These amounts do not bear interest and are expected to be paid in the normal course of business.

Stock Holding Assistance Plan

     The human resources committee of the Corporation's board of directors (the "Committee") established a stock holding policy that required executive officers of the Corporation to acquire and hold a minimum number of shares of Common Stock. In order to assist the executive officers in complying with this policy, the Committee also adopted a stock holding assistance plan under which the Corporation may make interest-free loans to executive officers to enable them to purchase shares of Common Stock in the open market. The stock holding policy and the stock holding assistance plan were both subsequently amended to apply only to the chief executive officer. In 1996, Mr. Melas-Kyriazi received loans in the aggregate principal amount of $164,831 under the stock holding assistance plan to purchase 12,525 shares of Common Stock, of which amount $131,865 was outstanding as of January 31, 1999. In 1998, Mr. Howe, Mr. Melas-Kyriazi's successor as president and chief executive officer of the Corporation, received a loan in the principal amount of $141,992 to purchase 15,000 shares of Common Stock, the entire amount of which was outstanding as of January 31, 1999. These loans are repayable upon the earlier demand or the fifth anniversary of the date of the loan, unless otherwise determined by the Committee.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The board of directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 1999. Arthur Andersen LLP has acted as independent public accountants for the Corporation since its inception in 1994. Representatives of that firm are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions.

                                  OTHER ACTION

     Management is not aware at this time of any other matters that will be presented for action at the meeting. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of such proxy holders.

                             STOCKHOLDER PROPOSALS

     Proposals of Stockholders intended to be included in the proxy statement and form of proxy relating to the 2000 Annual Meeting of the Stockholders of the Corporation and to be presented at such meeting must be received by the Corporation for inclusion in the proxy statement and form of proxy no later than December 14, 1999. Notices of Stockholder proposals submitted outside the processes of Rule 14a-8 of the Exchange Act (relating to proposals to be presented at the meeting but not included in the Corporation's proxy statement and form of proxy), will be considered untimely, and thus the Corporation's proxy may confer discretionary voting authority on the persons named in the proxy with regard to such proposals, if received after March 1, 2000.

                             SOLICITATION STATEMENT

     The cost of solicitation of proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit proxies personally or by telephone, facsimile transmission or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.

Franklin, Massachusetts
April 13, 1999

                                 FORM OF PROXY

                           THERMOSPECTRA CORPORATION

       PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 27, 1999

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


     The undersigned hereby appoints Earl R. Lewis, Barry S. Howe and Theo Melas-Kyriazi, or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of ThermoSpectra Corporation, a Delaware corporation (the "Company"), to be held on Thursday, May 27, 1999 at 11:00 a.m. at The Westin Hotel, 70 Third Avenue, Waltham, Massachusetts, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on March 30, 1999, with all of the powers the undersigned would possess if personally present at such meeting:



           (IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE.)

          Please mark your
[ X ]     votes as in this
          example.

1.  ELECTION OF DIRECTORS OF THE COMPANY (see reverse).

          FOR       [  ]            WITHHELD  [  ]

FOR all nominees listed at right, except authority to vote withheld for the following nominees (if any):
                             --------------------------------------

Nominees: Joseph A. Baute, David J. Beaubien, Robert E. Finnigan, Elias P. Gyftopoulos, Barry S. Howe, Earl R. Lewis and Theo Melas-Kyriazi.

2. In their discretion on such other matters as may properly come before the Meeting.

The shares represented by this Proxy will be voted "FOR" the proposals set forth above if no instruction to the contrary is indicated or if no instruction is given.

Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.

PLEASE DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

SIGNATURE(S)                                          DATE
            ---------------------------------------       -----------------

Note: This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.
       If shares are held by joint tenants or as community property, both should sign.